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Exhibit 10.20

CONFIDENTIAL

May 7, 2005

Perry Evans
Chief Executive Officer
Aptas, Inc.
1517 Blake Street
Second Floor
Denver, CO 80202

Dear Perry:

        This letter will confirm our understanding that SG Cowen & Co., LLC ("SG Cowen") has been engaged to act as exclusive placement agent to Aptas, Inc. (the "Company") in connection with a proposed private placement (the "Placement") to institutional "accredited investors" as such term is defined in Regulation D under the Securities Act of 1933, as amended (the "1933 Act"), of the Company's securities (the "Securities").

1.     Placement Agent Services

        As may be requested by the Company, in its capacity as placement agent, SG Cowen will perform the following financial advisory and investment banking services as it may deem necessary and appropriate in connection with the Placement:

  a.
  review the business and operations of the Company and its historical and projected financial condition;

  b.
  assist the Company in the drafting, preparation and distribution of an offering memorandum (the "Memorandum") and other related documentation (together with the Memorandum, the "Offering Materials") describing the Company, the Securities and the terms of the Placement;

  c.
  assist the Company in identifying and contacting prospective purchasers of the Securities;

  d.
  advise the Company as to the strategy and tactics of negotiations with prospective purchasers of the Securities and, participate in such negotiations;

  e.
  advise the Company as to the timing and structure of the Placement; and

  f.
  render such other financial advisory and investment banking services as may from time to time be agreed upon by SG Cowen and the Company.

        It is expressly understood and acknowledged that SG Cowen's engagement does not constitute any commitment, express or implied, on the part of SG Cowen or of any of its affiliates to purchase or place the Securities or to provide any type of financing and that the Placement will be a "best efforts placement" made by SG Cowen on a reasonable efforts basis. It is further understood that SG Cowen's services hereunder shall be subject to, among other things, satisfactory completion of due diligence by SG Cowen, market conditions, the absence of adverse changes to the Company's business or financial condition, approval of SG Cowen's internal committee and any other conditions that SG Cowen may deem appropriate for placements of such nature. It is expressly understood and agreed that SG Cowen is not undertaking to provide any advice relating to legal, regulatory, accounting or tax matters. In furtherance thereof, the Company acknowledges and agrees that (a) it and its affiliates have relied and will continue to rely on the advice of its own legal, tax and accounting advisors for all matters relating to the Placement, and all other matters and (b) neither it, nor any of its affiliates, has received, or has relied upon, the advice of SG Cowen or any of its affiliates regarding matters of law, taxation or accounting.

        This Agreement does not constitute an agreement or commitment (express or implied) on the part of the Company to enter into or consummate any transaction or financing, and nothing in this Agreement shall prevent the Company from abandoning or otherwise electing not to proceed with any transaction or financing. The Company shall have final authority to make all decisions with respect to any transaction, financing or investor including the right to determine whether to proceed with such transaction or financing. This Agreement does not create any agency relationship between the Company and SG Cowen, and SG Cowen accordingly has no power to enter into any agreement or incur any obligation on behalf of the Company.

2.     Term

        SG Cowen's engagement shall terminate upon the earlier of (i) the closing of the Placement (ii) twelve (12) months from the date of this Agreement, or (iii) at any time on 10 days' prior written notice by either party, unless extended in writing by SG Cowen and the Company. A "Residual Period" shall extend as follows: (i) for any investor initially contacted by SG Cowen on behalf of the Company, or any affiliate thereof (a "Cowen Investor"), the Residual Period will extend until the earlier of (A) the date on which SG Cowen has received payment of a Placement Fee based on at least $20 million of gross proceeds of Securities sold in all placements to date (B) 12 months from the date of termination or expiration of this Agreement; or (C) the date on which the Company files a registration statement with the Securities and Exchange Commission for an initial public offering naming SG Cowen as an underwriter; and (ii) for any other investor other than Cowen Investors or Identified Investors (as defined below), the Residual Period will extend until the earlier of (A) the date on which SG Cowen has received payment of a Placement Fee based on at least $20 million of gross proceeds of Securities sold in all placements to date or (B) 180 days from the date of termination or expiration of this Agreement. There shall be no Residual Period for Identified Investors.

3.     Fees

        The Company agrees to pay SG Cowen as compensation for its services under this engagement the following fees:

  a.
  Retainer Fee. A non-refundable Retainer Fee of U.S. $75,000 shall be payable in cash upon execution of this Agreement. The Retainer Fee shall be credited against the cash portion of the first Placement Fee payable under this Agreement.

  b.
  Placement Fee. A Placement Fee payable at each closing of a Placement equal to (i) cash in an amount equal to 6% of the gross proceeds of the Securities sold in the Placement and (ii) warrants to purchase 2% of the Securities sold in the Placement. Such warrants shall have a five year term, an exercise price equal to the price per share of the Securities sold in the Placement, cashless exercise provisions, customary anti-dilution provisions and the same other terms, conditions, rights and preferences as the Securities sold in the Placement. A Placement shall be consummated at the closing thereof for the purpose of determining when the Placement Fee is payable.

  Notwithstanding the foregoing, if the Company undertakes an initial public offering of its Common Stock (the "IPO") after the completion of the Placement and the NASD, Inc. (the "NASD") determines (i) all or a portion of the items of compensation set forth in this Section 3, or as a result of purchases described in Section 12 below, are deemed to be "Underwriting Compensation" in accordance with NASD Rule 2710(c)(1), SG Cowen agrees to take any action required by the NASD to adjust or reduce the value of the compensation it received in connection with the Placement (including "locking up" shares or securities held by it) to an amount which, when aggregated with the compensation to be paid by the Company to the underwriters in the IPO (as negotiated in the sole discretion of the Company and such underwriters), is less than or equal to the maximum Underwriting Compensation otherwise allowable pursuant to NASD Rule 2710(c)(1).

  Notwithstanding the foregoing, for the first $10 million of gross proceeds sold in the Placement to investors identified in Schedule II or any affiliate thereof ("Identified Investors"), a placement fee shall be payable at each closing of a Placement equal to (i) cash in an amount equal to 3% of the gross proceeds of the Securities sold in the Placement to the Identified Investors and (ii) warrants to purchase 1.5% of the Securities sold in the Placement to the Identified Investors.

  The Company shall also pay SG Cowen a Placement Fee, if Securities are sold by the Company through a private placement during the Residual Period in accordance with the provisions of section 2 hereof.

  A Placement may be consummated in one or a series of closings. The Company acknowledges that at each closing of the Placement, simultaneously with the receipt by the Company of the gross proceeds of the Securities sold in the Placement at such closing, the Company shall, or at its option, shall cause the investors purchasing the Securities to, wire to SG Cowen (pursuant to wire transfer instructions to be given by SG Cowen) the cash portion of the Placement Fee (calculated on the gross proceeds received at such closing) and any outstanding out-of-pocket expenses as set forth in paragraph 4 (to the extent such expenses have been invoiced prior to the closing); it being understood that if the investors have placed the gross proceeds to be received by the Company in an escrow account, the Company shall cause to be wired to SG Cowen its fees and expenses simultaneously with the release of funds to the Company. In addition, the Company shall at each closing of the Placement, simultaneously with the delivery of the Securities to the investors in the Placement, deliver the warrant portion of the Placement Fee to SG Cowen (calculated on the gross proceeds received at such closing).

4.     Out-of-Pocket Expenses

        The Company shall, upon request and from time to time, reimburse SG Cowen for travel and all other reasonable out-of-pocket expenses (including the reasonable fees and disbursements of SG Cowen's counsel, if any) incurred in connection with the engagement; provided that in no event shall such out-of-pocket expenses (including the reasonable fees and disbursements of SG Cowen's counsel, if any) exceed $35,000 without the Company's prior written consent, such consent not to be unreasonably withheld. Further, the Company agrees to reimburse SG Cowen for reasonable, documented out-of-pocket travel and related living expenses of up to an additional $10,000 (in addition to the $35,000 set forth above) if, in the course of this engagement, SG Cowen is required to undertake travel and living expenses in excess of $20,000.

5.     Information

        The Company acknowledges that SG Cowen will be using information provided by others, including, without limitation, information provided by or on behalf of the Company, and that SG Cowen does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such information.

        The Company hereby warrants that the Memorandum will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in the light of circumstances under which they were made, not misleading. During the term of the Agreement, the Company agrees to provide SG Cowen with (i) prompt notice of the Company becoming aware of any material development affecting the Company or the occurrence of any event or other change known to the Company that could result in the Memorandum containing an untrue statement of a material fact or omitting to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, (ii) copies of any financial reports prepared by the Company for distribution or presentation to third parties as soon as reasonably practicable and (iii) such other information concerning the business and financial condition of the Company as SG Cowen may from time to time reasonably request. SG Cowen will have the right to approve the Memorandum and the other Offering Materials and other written communications furnished by or on behalf of the Company in connection with the Placement; provided that such approval is not unreasonably withheld.

6.     Compliance with Law

        Neither the Company nor SG Cowen has taken, nor will they take, any action, directly or indirectly, that may cause the Placement to fail to be entitled to exemption from registration under the U.S. federal securities laws, or applicable state securities or "blue sky" laws, or the applicable laws of the foreign countries in which the Securities will be offered or sold. The Company shall be responsible for any costs and expenses associated with filings, applications or registrations with any governmental or regulatory body, including, without limitation, those associated with any sales pursuant to Regulation D under the 1933 Act, "blue sky" laws, and the laws of the foreign countries in which the Securities will be offered or sold.

7.     Closing Matters

        The Company will cause to be furnished to the purchasers of the Securities, on the closing date of the Placement, opinions of counsel and such other documents, letters, certificates and opinions as the purchasers may reasonably request in form and substance reasonably satisfactory to and the purchasers and their counsel.

8.     Confidentiality

        SG Cowen agrees that, except as otherwise required by law, regulation or legal process, SG Cowen shall keep confidential, for a period of two years from the date of this Agreement, all material non-public information provided to it by the Company, and shall not disclose such information to any third party without the Company's consent, other than to such of its employees and advisors as SG Cowen determines have a need to know. SG Cowen will be responsible for any breaches of this provision by such employees or advisors. At the conclusion of this engagement, at the Company's written request, SG Cowen will return all copies of any such non-public information which is in writing, and will destroy any materials generated by SG Cowen that include or refer to any such non-public information, without retaining a copy of any such materials (except that SG Cowen may retain one copy of such materials for archival purposes).

9.     Disclosure

        The Company agrees that any information or advice rendered by SG Cowen or its representatives in connection with this Agreement is solely for the confidential use of the Company and its representatives and, except as otherwise required by applicable law, regulation or legal process, the Company will not and will not permit any third party to disclose, reproduce, disseminate, quote or otherwise refer to such advice or information in any manner, except to purchasers, or potential purchasers of the Securities, without SG Cowen's prior written consent, which consent shall not be unreasonably withheld.

10.   No Third Party Beneficiaries

        The Company acknowledges and agrees that SG Cowen has been retained to act as exclusive placement agent to the Company, and not as an advisor to or agent of any other person, and that the Company's engagement of SG Cowen is not intended to confer rights upon any person not a party to this Agreement (including shareholders, employees or creditors of the Company) as against SG Cowen or its affiliates, or their respective directors, officers, employees or agents.

11.   Independent Contractor

        SG Cowen shall act as an independent contractor under this Agreement, and any duties arising out of its engagement shall be owed solely to the Company. It is understood that SG Cowen's responsibility to the Company is solely contractual in nature and SG Cowen does not owe the Company, or any other party, any fiduciary duty as a result of this Agreement.

12.   SG Cowen Affiliates

        At SG Cowen's discretion, any right set forth herein may be exercised, and any services to be provided by SG Cowen may be provided, by an affiliate of SG Cowen. The Company hereby agrees that if SG Cowen and/or any affiliate or employee of SG Cowen purchases Securities for its or their own account, such purchase will not constitute a conflict of interest for purposes of SG Cowen's engagement hereunder.

13.   Indemnification

        The Company and SG Cowen agree to the provisions with respect to the Company's indemnity of SG Cowen and other matters set forth in Schedule I, the terms of which are incorporated herein in their entirety.

14.   Publicity

        The Company acknowledges that upon completion of the Placement, (unless the Company is in a "quiet period"), SG Cowen may, at its own expense, place an announcement in such newspapers and periodicals as it may choose, stating that SG Cowen has acted as exclusive placement agent to the Company in connection with such Placement; provided that, such public disclosure has been approved in writing by the Company prior to publication or use.

15.   Amendments and Successors

        This Agreement may not be waived, amended, modified or assigned, in any way, in whole or in part, including by operation of law, without the prior written consent of the Company and SG Cowen. The provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and SG Cowen.

16.   Entire Agreement

        This Agreement constitutes the entire agreement between SG Cowen and the Company, and supersedes any prior agreements and understandings, with respect to the subject matter of this Agreement.

17.   No Brokers

        The Company acknowledges and agrees that there are no brokers, agents, representatives or other parties that have an interest in compensation paid or payable to SG Cowen hereunder. SG Cowen acknowledges and agrees that the terms of that certain Placement Agency Agreement by and between the Company and Spencer Trask Ventures, Inc. dated as of January 7, 2005 may require the Company to pay fees to Spencer Trask as a result of the Placement, and the Company acknowledges and agrees that this will not in any way affect the Company's obligations to pay any compensation payable to SG Cowen pursuant to the terms hereof. SG Cowen will not be liable for the acts and/or omissions of Spencer Trask.

18.   Termination & Expiration

        Upon termination or expiration, this Agreement shall have no further force or effect, except that the provisions concerning the Company's obligations to SG Cowen and certain related persons provided in Schedule I, the Company's obligation to pay SG Cowen fees and expenses as described in this Agreement, the status of SG Cowen as an independent contractor, SG Cowen's obligation of confidentiality set forth in Section 8, the limitation on to whom SG Cowen shall owe any duties, governing law, and successors and assigns, and waiver of the right to trial by jury shall survive any such termination or expiration of this Agreement.

19.   Governing Law and Jurisdiction

        This letter and any claim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement, directly or indirectly (including any claim concerning advice provided pursuant to this Agreement), shall be governed by and construed in accordance with the laws of the State of New York. Any rights to trial by jury with respect to any claim or proceeding related to, or arising out of, this Agreement are waived by SG Cowen and the Company.

        We are pleased to accept this engagement and look forward to working with the Company. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter, which shall thereupon constitute a binding Agreement.

Very truly yours,
SG COWEN & CO., LLC
By:	/s/ CHARLES E. MATHER Charles E. Mather Managing Director
Agreed as of the date hereof
APTAS, INC.
By:	/s/ PERRY EVANS Perry Evans Chief Executive Officer

Schedule I

        The Company agrees to indemnify SG Cowen, each controlling person and each of their respective directors, officers, employees, agents, affiliates and representatives (each of the foregoing, an "Indemnified Party") and hold each of them harmless against any and all losses, claims, damages, expenses, liabilities, joint or several (collectively, "Liabilities") to which the Indemnified Parties may become subject arising in any manner out of or in connection with the letter agreement to which this Schedule I is attached (the "Letter Agreement"), unless it is finally judicially determined that the Liabilities resulted primarily from the gross negligence or willful misconduct of an Indemnified Party. The Company further agrees to reimburse each Indemnified Party immediately upon request for all expenses (including attorneys' fees and expenses) as they are incurred in connection with the investigation of, preparation for, defense of, or providing evidence in, any commenced or threatened action, claim, proceeding or investigation (including, without limitation, usual and customary per diem compensation for any Indemnified Party's involvement in discovery proceedings or testimony), in connection with or as a result of either SG Cowen's engagement or any matter referred to in the Letter Agreement whether or not SG Cowen is a party to such proceeding. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its securityholders or creditors related to or arising out of the engagement of SG Cowen pursuant to, or the performance by SG Cowen of the services contemplated by, the Letter Agreement, unless it is finally judicially determined that such liability resulted primarily from the gross negligence or willful misconduct of SG Cowen. The Company and SG Cowen will promptly notify the other party in writing of the assertion against it or any other person of any claim or the commencement of any action, proceeding or investigation relating to or arising out of any matter referred to in the Letter Agreement, including an Indemnified Party's services thereunder; provided that SG Cowen's failure to notify will not affect the Indemnified Parties' right to indemnification except to the extent the Company is materially prejudiced thereby.

        The Company agrees that, without an Indemnified Party's prior written consent, which consent shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any commenced or threatened claim, action, proceeding or investigation in respect of which indemnification could be sought under the indemnification provisions of the Letter Agreement (whether or not SG Cowen or any other Indemnified Party is an actual or potential party to such claim, action, proceeding or investigation).

        The Company and SG Cowen agree that if any indemnification or reimbursement sought pursuant to the preceding paragraph is for any reason unavailable or insufficient to hold it harmless (except by reason of the gross negligence or willful misconduct of an Indemnified Party) then, whether or not SG Cowen is the person entitled to indemnification or reimbursement, the Company and SG Cowen shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect (a) the relative benefits to the Company on the one hand, and SG Cowen on the other hand, in connection with the transaction to which such indemnification or reimbursement relates, (b) the relative fault of the parties, and (c) other equitable considerations; provided, however, that in no event shall the amount to be contributed by SG Cowen exceed the fees actually received by SG Cowen under the Letter Agreement. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and any Indemnified Party of the contemplated transaction (whether or not such transaction is consummated) shall be deemed to be in the same proportion that the aggregate cash consideration and value of securities or any other property payable, exchangeable or transferable (or contemplated to be payable, exchangeable or transferable) in such transaction bears to the fees paid or payable to SG Cowen under the Letter Agreement.

Schedule II

Investors and customers of Aptas, Inc. as of the date hereof;
Yellowpages.com, Inc.
World Directories Company
Apax Partners
Cinvan
Carlyle
Welsh Carson
FAST Search and Transfer
IBM
Amdocs

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October 17, 2005

Perry Evans
Chief Executive Officer
Local Matters, Inc.
1517 Blake Street, Second Floor
Denver, CO 80202

Dear Perry:

        This letter will confirm our understanding and agreement between SG Cowen and Co., LLC ("SG Cowen") and Local Matters, Inc. (the "Company"), the successor entity to Aptas, Inc., to amend that certain letter agreement, dated May 6, 2005, between SG Cowen and Aptas, Inc. (the "Initial Agreement"). (Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Initial Agreement.)

1.
SG Cowen and the Company hereby agree to amend the Initial Agreement by deleting Section 2 in its entirety and substituting it with the following:

  "2.
  Term

    SG Cowen's engagement shall terminate upon the earlier of (i) the closing of the Placement, (ii) twelve (12) months from the date of this Agreement, or (iii) at anytime on 10 days' prior written notice by either party, unless extended in writing by SG Cowen and the Company. A "Residual Period" shall extend for 120 days from October 17, 2005."

2.
SG Cowen and the Company hereby agree to amend the Initial Agreement by deleting Section 3(b) in its entirety and substituting it with the following:

  "3.
  Fees

  b.
  Placement Fee. A Placement Fee payable at each closing of a Placement equal to (i) cash in an amount equal to 6% of the gross proceeds of the Securities sold in the Placement and (ii) warrants to purchase 2% of the Securities sold in the Placement. Such warrants shall have a five year term, an exercise price equal to the price per share of the Securities sold in the Placement, cashless exercise provisions, customary anti-dilution provisions and the same other terms, conditions, rights and preferences as the Securities sold in the Placement. A Placement shall be consummated at the closing thereof for the purpose of determining when the Placement Fee is payable.

      Notwithstanding the foregoing, if the Company undertakes an initial public offering of its Common Stock (the "IPO") after the completion of the Placement and the NASD, Inc. (the "NASD") determines (i) all or a portion of the items of compensation set forth in this Section 3, or as a result of purchases described in Section 12 below, are deemed to be "Underwriting Compensation" in accordance with NASD Rule 2710(c)(1), SG Cowen agrees to take any action required by the NASD to adjust or reduce the value of the compensation it received in connection with the Placement (including "locking up" shares or securities held by it) to an amount which, when aggregated with the compensation to be paid by the Company to the underwriters in the IPO (as negotiated in the sole discretion of the Company and such underwriters), is less than or equal to the maximum Underwriting Compensation otherwise allowable pursuant to NASD Rule 2710(c)(1).

      Notwithstanding the foregoing, for the first $10 million of gross proceeds sold in a Placement during the term of this Agreement to investors identified in Schedule II or any affiliate thereof ("Identified Investors"), a placement fee shall be payable at each closing of a Placement equal to (i) cash in an amount equal to 3% of the gross proceeds of the

      Securities sold in the Placement to the Identified Investors and (ii) warrants to purchase 1.5% of the Securities sold in the Placement to the Identified Investors.

      The Company shall also pay SG Cowen a Placement Fee, in accordance with the first paragraph of this Section 3(b), if Securities are sold by the Company through a private placement during the Residual Period in accordance with the provisions of section 2 hereof.

      A Placement may be consummated in one or a series of closings. The Company acknowledges that at each closing of the Placement, simultaneously with the receipt by the Company of the gross proceeds of the Securities sold in the Placement at such closing, the Company shall, or at its option, shall cause the investors purchasing the Securities to, wire to SG Cowen (pursuant to wire transfer instructions to be given by SG Cowen) the cash portion of the Placement Fee (calculated on the gross proceeds received at such closing) and any outstanding out-of-pocket expenses as set forth in paragraph 4 (to the extent such expenses have been invoiced prior to the closing); it being understood that if the investors have placed the gross proceeds to be received by the Company in an escrow account, the Company shall cause to be wired to SG Cowen its fees and expenses simultaneously with the release of funds to the Company. In addition, the Company shall at each closing of the Placement, simultaneously with the delivery of the Securities to the investors in the Placement, deliver the warrant portion of the Placement Fee to SG Cowen (calculated on the gross proceeds received at such closing)."

3.
Except as expressly set forth herein, all other terms and provisions of the Initial Agreement remain in full force and effect.

        Please confirm that the foregoing is in accordance with our understanding by signing and returning to us the enclosed duplicate of this letter, which shall thereupon constitute a binding agreement.

Very truly yours,
SG COWEN & CO., LLC
By:	/s/ CHARLES E. MATHER Charles E. Mather Managing Director
Agreed as of the date hereof
LOCAL MATTERS, INC.
By:	/s/ PERRY EVANS Perry Evans Chief Executive Officer

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  Exhibit 10.20